VAN KAMPEN FUNDS INC.

                          SHAREHOLDER SERVICE AGREEMENT

         This SHAREHOLDER SERVICE AGREEMENT ("Agreement") is made and entered into as of this _____ day of _______________, 2002, by and between Van Kampen Funds Inc. (the "Distributor ") and [COLUMBUS LIFE INSURANCE COMPANY] (the "Company").

         WHEREAS, the Distributor is the principal underwriter of Van Kampen Life Investment Trust (the "Fund"), an open-end investment company that serves as an investment vehicle for separate accounts established by insurance companies; and

         WHEREAS, the Distributor has entered into a participation agreement with the Company, dated [INSERT], as may be amended from time to time (the "Participation Agreement"), providing for the purchase by the Company of shares of certain series of the Fund ("Portfolios") on behalf of its separate account(s) to fund certain variable life and annuity contracts ("Contracts"), each as specified in the Participation Agreement; and

         WHEREAS, the Fund has adopted a Service Plan relating to Class II Shares of the Portfolios (the "Service Plan"), as described in the Portfolios' Class II Shares Prospectus and Statement of Additional Information; and

         WHEREAS, although the Fund has also adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, relating to Class II Shares of the Portfolios, any and all payments under this Agreement will be made pursuant to the Service Plan and not pursuant to such Distribution Plan; and

         WHEREAS, the Service Plan authorizes the Distributor to enter into shareholder service agreements (such as this Agreement) with organizations selected by the Distributor (such as the Company) whereby the Distributor may make payments to the Company at a specified rate in consideration of shareholder services rendered.

         NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Distributor and the Company agree as follows:

         1. The Distributor agrees to pay a fee to the Company with respect to Class II Shares of a Portfolio, in accordance with Section 2 below, for providing personal services to Contract owners and/or maintaining Contract owners' accounts (the "Service Activities") as described in the Service Plan. The Service Activities may include, without limitation: (a) responding to customer inquiries; (b) providing information to customers with respect to their investment in Class II Shares of a Portfolio; and (c) maintaining the account of each client or customer who has an investment in Class II Shares of a Portfolio. The Company acknowledges that it is responsible for all costs and expenses associated with the provision of the Service Activities hereunder.

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         2. Subject to the Company's continuing compliance with its obligations pursuant to Section 1 above, the Distributor will pay a fee to the Company for providing the Service Activities, during the term of the Participation Agreement, at an annual rate of [INSERT]% of the average daily net assets invested in Class II Shares of the then offered Portfolios under the Contracts identified in the Participation Agreement (excluding all assets invested during the guarantee (free look) periods available under the Contracts) (the "Service Fee"). Payment will be made on a quarterly basis during the month following the end of each quarter and shall be prorated for any portion of such period during which this Agreement is in effect for less than the full quarter. The Service Fee will be calculated based on the average daily net assets invested in Class II Shares of the applicable Portfolio(s) under the Contracts over a quarter (which shall be computed by totaling daily balances during the quarter and dividing such total by the actual days in the quarter). The Distributor will not be required to pay the Service Fee with respect to assets invested in Class II Shares of a Portfolio upon the termination of the Service Plan with respect to Class II Shares of the Portfolio or if, at any time, the fee payable by the Fund under the Service Plan with respect to Class II Shares of the Portfolio is reduced.

         3. It is understood and agreed that the Distributor, acting reasonably and in good faith, may make final and binding determinations as to the Company's continuing compliance under Section 1 above and as to the specific amount of the Company's assets invested in Class II Shares of the Portfolios that will be considered in determining the Service Fee.

         4. The Company and the Distributor acknowledge that the Fund maintains the right, at any time and without notice to the Company, to amend its current Prospectus, Statement of Additional Information or the Service Plan subject to the terms thereof.

         5. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Service Activities, and will otherwise comply with all laws, rules and regulations applicable to such Service Activities.

         6. The Company agrees to provide copies of all historical records relating to the Company's provision of the Service Activities in accordance with this Agreement, and all written communications and other related materials regarding the Fund or a Portfolio to or from Contract owners, as reasonably requested by the Distributor or its representatives (which representatives may include, without limitation, the auditors or legal counsel of the Fund or the Distributor) to enable the Distributor, the Fund or their respective representatives to monitor and review the Service Activities provided by the Company, or comply with any request of the Board of Trustees or "disinterested" Trustees of the Fund, or a governmental body or a self-regulatory organization.

         7. The Company agrees that it will permit the Distributor, the Fund or their respective representatives to have reasonable access to the Company's personnel and records in order to facilitate the monitoring of the quality of the Service Activities.

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


         8. The Company hereby agrees to notify the Distributor promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

         9. This Agreement may be amended only by mutual consent of the parties hereto in writing and will terminate: (i) upon mutual agreement of the parties hereto, (ii) upon thirty (30) days advance written notice by either party delivered to the other party, or (iii) automatically upon the termination of the Participation Agreement.

        10. The provisions, construction, validity and effect of this Agreement will be construed in accordance with and governed by the laws of Delaware.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified above.

[COLUMBUS LIFE INSURANCE COMPANY]

By:
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Name:
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Title:
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Tax ID:
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Company Address:
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City, State, Zip:
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VAN KAMPEN FUNDS INC.

By:       __________________________________
                                            -
Name:     __________________________________
Title:    __________________________________

1 Parkview Plaza
P.O. Box 5555
Oakbrook Terrace, Illinois  60181-5555



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